UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Effective October 1, 2014, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) increased the size of its (1) existing revolving credit facility (the “Amended Facility”) to $340 million (from $300 million) pursuant to the previously reported accordion feature in the Amended Facility, and (2) commercial paper program to $340 million (from $250 million).
Amended Facility. Other than the increase in capacity, the terms of the Amended Facility as previously reported remain the same. The Amended Facility continues to include an uncommitted accordion feature that allows the Company to request the lenders to provide $10 million in additional capacity, subject to a potential total maximum facility of $350 million. The Amended Facility has a maturity date of November 5, 2018, with an uncommitted feature that allows the Company to request up to two one-year extensions to the maturity date.
Commercial Paper Program. Under the Company's commercial paper program (the “Program“), the Company may issue unsecured commercial paper notes (“Notes“) on a private placement basis up to a maximum aggregate amount outstanding at any time of $340 million. The proceeds from the Notes are used for general corporate purposes. The maturities of the Notes will vary, but may not exceed 270 days from the date of issue. The Notes will be sold under customary terms in the commercial paper market and will be issued at a discount from par, or, alternatively, will be sold at par and bear varying interest rates on a fixed or floating basis.
As of September 30, 2014, the Company has issued Notes in the amount of approximately $170 million, which is supported by the Amended Facility, and has no letters of credit issued under the letter of credit subfacility. As of such date, no other amounts have been drawn on the Amended Facility.
The descriptions of the provisions of the Amended Facility and Program are summary in nature and were previously described in, respectively, the Company's Form 8-K filed on November 8, 2013, and the Company's Form 8-K filed on February 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: October 6, 2014